Exhibits 5.2, 8.1 and 23.2

[LETTERHEAD OF DAVIS POLK & WARDWELL]

March 29, 2017

Sumitomo Mitsui Financial Group, Inc.

1-2, Marunouchi 1-chome

Chiyoda-ku, Tokyo 100-0005, Japan

Ladies and Gentlemen:

Sumitomo Mitsui Financial Group, Inc., a joint stock company with limited liability organized under the laws of Japan (the “Company”), has filed with the U.S. Securities and Exchange Commission a Registration Statement on Form F-3 (File No. 333-209069) (the “Registration Statement”) and the related Prospectus (the “Prospectus”) for the purpose of registering under the U.S. Securities Act of 1933, as amended (the “Securities Act”), certain securities, including A$300,000,000 aggregate principal amount of the Company’s 3.662% Senior Notes due 2022 and A$700,000,000 aggregate principal amount of the Company’s Senior Floating Rate Notes due 2022 (the “Securities”). The Securities are to be issued pursuant to the provisions of the Senior Indenture dated as of March 9, 2016, as supplemented by the Supplemental Indenture dated as of March 29, 2017 (collectively, the “Indenture”), between the Company and The Bank of New York Mellon, as trustee. The Securities are to be sold pursuant to the Underwriting Agreement dated March 23, 2017 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability and subject to possible judicial or regulatory actions giving effect to foreign governmental actions or foreign laws affecting creditors’ rights.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences to U.S. Holders of an investment in the Securities is set forth in full under the caption “Taxation—Material U.S. Federal Income Tax Considerations” in the Prospectus.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a joint stock company under the laws of Japan. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto, except to the extent expressly covered above with respect to the Company. We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the articles of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of Japan, we have relied, without independent inquiry or investigation, on the opinion of Nagashima, Ohno and Tsunematsu to be filed as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell